FOR IMMEDIATE RELEASE

Alpha Issues 2026 Guidance Expectations

BRISTOL, Tenn., December 12, 2025 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today issued guidance expectations for the 2026 calendar year.

“Upon completion of Alpha’s budgeting process for the coming year, we are communicating our guidance expectations for 2026,” said Andy Eidson, Alpha’s chief executive officer. “While market conditions continue to appear challenging in the immediate term, we are looking ahead and finding ways to best position ourselves for strength when steel demand returns and markets improve. Alpha’s 2026 guidance reflects our priorities of continuing focus on Safe Production, maintaining a close eye on efficiency and cost containment, as well as investing in the completion of our Kingston Wildcat low vol mine that will positively impact our portfolio’s quality mix.”

Issuance of 2026 Operational Guidance

For 2026 sales volumes, Alpha expects to ship between 14.4 million and 15.4 million metallurgical tons and an additional 0.7 million to 1.1 million tons of incidental thermal coal, for a total range of 15.1 million to 16.5 million tons for the year.

The company expects its cost of coal sales to be between $95.00 and $101.00 per ton next year. The estimated impact of the Section 45X credit (also known as the advanced manufacturing production credit) is inherent in the cost of coal sales per ton guidance.

Selling, general and administrative (SG&A) costs are expected to be between $53 million and $59 million, excluding non-recurring expenses and non-cash stock compensation. We anticipate idle operations expense to be between $24 million and $32 million. The range for net cash interest income is expected to be $2 million to $6 million, while the range for depreciation, depletion and amortization is forecast to be $160 million to $174 million.

Alpha is planning for capital expenditures between $148 million to $168 million in 2026, which includes sustaining maintenance capital as well as development capital for the completion of the Kingston Wildcat mine.

Contributions to equity affiliates are expected in the range of $35 million to $45 million, which includes both cash contributions for normal operations of Dominion Terminal Associates (DTA) as well as Alpha's share of the 2026 planned investments in DTA's facility upgrade program.

The company expects a 2026 cash tax rate of between 0% and 5%.

	2026 Guidance
in millions of tons	Low	High
Metallurgical	14.4	15.4
Thermal	0.7	1.1
Met Segment - Total Shipments	15.1	16.5

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$136.75
Metallurgical - Export
Metallurgical Total	24%	$136.75
Thermal	68%	$76.25
Met Segment	27%	$128.16

Committed/Unpriced[1,3]	Committed
Metallurgical Total	40%
Thermal	—%
Met Segment	38%

Costs per ton[4]	Low	High
Met Segment	$95.00	$101.00

In millions (except taxes)	Low	High
SG&A5	$53	$59
Idle Operations Expense	$24	$32
Net Cash Interest Income	$2	$6
DD&A	$160	$174
Capital Expenditures	$148	$168
Capital Contributions to Equity Affiliates[6]	$35	$45
Cash Tax Rate	0%	5%

Notes:
1.Based on committed and priced coal shipments as of December 8, 2025. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

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